Exhibit10.6

August 8, 2022

3i, LP

140 Broadway FL 38

New York, NY 10005

Anson Investments Master Fund LP

c/o Anson Advisors Inc. 155 University Ave., Suite 207

Toronto, ON Canada M5H3B7

Anson East Master Fund LP

c/o Anson Advisors Inc. 155 University Ave., Suite 207

Toronto, ON Canada M5H3B7

Re:	Modification of the Senior Secured Convertible Notes under the 2021 Purchase Agreement and certain other terms

Dear Sirs:

Reference is made to (a) that (i) certain Securities Purchase Agreement (as modified from time to time, the “2021 Purchase Agreement”), dated as of September 24, 2021, between the Company and the purchasers identified therein, which are the same as the three addressees listed above (collectively, the “2021 Investors”), (ii) the Senior Secured Convertible Promissory Notes (as modified from time to time, the “2021 Senior Secured Convertible Notes”), (iii) the Warrants and (iv) the other transaction documents, as modified from time to time, referred to collectively, as the “2021 Transaction Documents”) and (b) that (i) certain Securities Purchase Agreement (as modified from time to time, the “2022 Purchase Agreement”), dated as of June 30, 2022, between the Company and the purchasers identified therein, which are the same as the three addressees listed above (collectively, the “2022 Investors”), (ii) the Senior Secured Convertible Promissory Notes (as modified from time to time, the “2022 Senior Secured Convertible Notes”), (iii) the Warrants and (iv) the other transaction documents, as modified from time to time, referred to collectively, as the “2022 Transaction Documents” and together with the 2021 Transaction Documents referred to as the “Transaction Documents”)). Capitalized terms used but not defined herein shall have the meanings given to them in the applicable Purchase Agreement, or if not defined therein, in the applicable Notes, or if not defined therein, in the applicable Transaction Document, in each case as of the date hereof.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about, among other matters, certain modifications to the 2021 Senior Secured Convertible Notes and the 2022 Purchase Agreement.

(1)	This Letter Agreement shall be deemed to be a 2021 Transaction Document and a 2022 Transaction Document;

Ensysce Biosciences Inc.

7946 Ivanhoe Ave. Ste 201 - La Jolla, CA - 92037 - www.ensysce.com

(2)	Notwithstanding the provisions of the Letter Agreement dated June 30, 2022, the outstanding balance, if any, on the 2021 Senior Secured Convertible Notes shall not accelerate and become due and payable at the Second Closing, but shall become due and payable on October 10, 2022, unless further extended by the Parties, at which time such outstanding balance shall be satisfied in cash.

(3)	The Conversion Price and Floor Price of the 2021 Senior Secured Convertible Notes which remain outstanding as of even date hereof shall be $0.35 such Conversion Price to become effective as of the date of this Letter Agreement and apply through October 1, 2022;

(4)	The Company agrees to file a registration statement with the Commission to register the additional shares of Common Stock required for conversion of the Senior Secured Convertible Notes within ten business days of the date of this Letter Agreement;

(5)	The reduction in Conversion Price and Floor Price of the 2021 Senior Secured Convertible Notes effected pursuant to this Letter Agreement does not constitute a Dilutive Issuance or require an adjustment of the Floor Price (other than solely to effect paragraph (3)) or Conversion Price under the Transaction Documents.

The Company hereby agrees, for itself and its Subsidiaries, that the Guarantors continue to guaranty, pursuant to the Guaranty, as primary obligor and not as surety, the full and punctual payment when due of the obligations owing under the Notes and the other Transaction Documents as modified hereby (as limited by the original terms of the Guaranty) and that the terms hereof shall not affect in any way their obligations and liabilities, as expressly modified hereby, under the Transaction Documents. The Company, for itself and its Subsidiaries, hereby reaffirms (a) all such obligations and liabilities and agrees that such obligations and liabilities shall remain in full force and effect and (b) the security interests granted under the Transaction Documents and agrees that such security interests shall continue to secure such obligations and liabilities.

This Letter Agreement is a Transaction Document and is limited as written. As of the date first written above, each reference in the Purchase Agreement or any other applicable Transaction Document to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to such Purchase Agreement or other Transaction Documents (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement as modified thereby, and this Letter Agreement and the Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate any Purchaser to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of Nevada, (b) is for the exclusive benefit of the parties hereto and the other Purchasers and beneficiaries of the Purchaser Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Ensysce Biosciences Inc.

7946 Ivanhoe Ave. Ste 201 - La Jolla, CA - 92037 - www.ensysce.com

This Letter Agreement is expressly conditioned on the following conditions precedent:

(1)	The execution and delivery of the 2022 Transaction Documents in accordance with their respective terms and the consummation of the transactions contemplated thereby; and

(2)	The Company’s Board of Directors shall have approved this Letter Agreement and all undertakings thereto in all respects and shall provide written evidence of the same to the Investors by August 8, 2022.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

ENSYSCE BIOSCIENCES, INC.

By:	/s/ Lynn Kirkpatrick
Dr. Lynn Kirkpatrick
Chief Executive Officer

AGREED AND ACCEPTED:

3i, LP

By :	/s/ Maier Tarlow
Name:	Maier Tarlow
Title:	Manager On Behalf Of The GP

Anson Investments Master Fund LP

By:	/s/ Amin Nathoo
Name:	Amin Nathoo
Title:	Director, Anson Advisors Inc.

Anson East Master Fund LP

By :	/s/ Amin Nathoo
Name:	Amin Nathoo
Title:	Director, Anson Advisors Inc.

Ensysce Biosciences Inc.

7946 Ivanhoe Ave. Ste 201 - La Jolla, CA - 92037 - www.ensysce.com